Exhibit 99.(d)(17)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 1st day of April, 2025 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated July 1, 2014 and as amended from time to time (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (as set forth on Exhibit A, the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment and Acceptance as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement. The Sub-Advisor hereby accepts such appointment and in such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances; however, the Sub-Advisor shall not act as custodian of the assets held in a Fund. For the avoidance doubt, the Sub-Advisor shall have no responsibility under this Agreement with respect to the management of assets of the Fund or the Trust other than the Sub-Advisor Assets.

2. Duties of the Sub-Advisor.

(a) Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis. In case of any inconsistency between the Prospectus and the Investment Guidelines, the Prospectus shall prevail. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b) Compliance with Applicable Laws, Governing Documents and Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Prospectus as applicable to the Sub-Advisor’s management of each Fund; (B) the investment guidelines applicable to the Sub-Advisor Assets as agreed to in writing by the parties and as may be amended in writing between the parties from time to time (the “Investment Guidelines”); (C the policies and procedures, to the extent applicable, for compliance with applicable Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to Sub-Advisors’ duties under this Agreement. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any material change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor. The Sub-Advisor further agrees to notify the Advisor immediately of any statement, known by the Sub-Advisor and relating to the Sub-Advisor and its relationship to, and actions for, a Fund, that is contained in the Prospectus or in the Trust’s registration statement on Form N-1A and becomes untrue in any material respect.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”) or designee, as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

It is expressly understood and agreed that the Advisor: (i) shall provide timely and specific information to the Sub-Advisor regarding any restrictions on, or prohibitions against, the acquisition or holding by the Fund of any “affiliate” (as such terms are defined in the 1940 Act); and (ii) has provided to Sub-Advisor a list containing any such restricted securities, will update this list from time to time as may be necessary or appropriate, and acknowledges that unless and until such information has been provided to Sub-Advisor, Sub-Advisor is under no obligation to refrain from acquiring any such security on behalf of the Fund. If the Advisor is not able to provide identifying information for each affiliate issuer as may be requested by Sub-Advisor, the Adviser hereby acknowledges that Sub-Advisor will use reasonable efforts to implement and monitor such restricted list.

(c) Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall promptly provide the Trust CCO with copies of: (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall reasonably cooperate in full with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d) Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy (except that the Sub-Advisor shall neither have nor accept any right or authority to vote proxies with respect to securities on loan), the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, to tender securities pursuant to a tender offer, the power to take actions in connection with exchanges, reorganizations, restructurings, bankruptcies, debt workouts, or other types of corporate events, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote on behalf of securities under their control. For the avoidance of doubt, the Sub-Advisor shall have authority, in connection with the forgoing events, to (i) accept, receive, purchase or subscribe for securities or other instruments (including, but not limited to, common stock and/or private equity) into the Fund, and (ii) hold such securities or instruments for a reasonable time in the Fund, in each case, that may or may not be referenced or otherwise permitted in the Investment Guidelines, provided such actions are in the best interests of the Fund. The Sub-Advisor will use commercially reasonable efforts to elect on corporate actions within the time frame prescribed by the custodian or Advisor.

(e) Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents. To the extent permitted under applicable law, including applicable Commodity Futures Trading Commission rules, regulations, and regulatory guidance, any master trading agreements executed by the Sub-Advisor in connection with the above shall limit the counterparty’s recourse to the Sub-Advisor Assets.

(f) Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Advisor or chosen by the Sub-Advisor with reasonable care. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason. Sub-Advisor shall not be liable for any expenses of the Fund or the Trust, including, without limitation: (1) brokerage commissions and other costs in connection with the purchase and sale of securities or other investment instructions with respect to the Sub-Advisor Assets; (2) interest and taxes; and (3) custodian fees and expenses. The Advisor acknowledges the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) only if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures. The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other sub-advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

(g) Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the 1940 Act and the rules thereunder, including Rule 17a-7, and any applicable exemptive order issued by the SEC or No-Action Letters issued by the SEC staff.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to either the Fund or any other account managed by the Advisor concerning the Sub-Advisor Assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Investment Company Act of 1940 Act.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor, except as provided below.

The Sub-Advisor may disclose information relating to the Advisor, Trust and/or the Fund to its associates, to any of its delegates and other agents under the Agreement, and to any market counterparty or any broker (in accordance with market practice) in relation to transactions undertaken for the Fund, in order to assist or enable the proper performance of its services under the Agreement. Subject to the Fund’s Investment Guidelines, the Sub-Advisor and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

(h) Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies or summaries of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i) Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, provided, however, that the Sub-Advisor may retain a copy of such records for regulatory purposes. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j) Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k) Valuation of Sub-Advisor Assets. The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to use commercially reasonable efforts to notify the Advisor on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets which would materially affect the value of such securities. As requested by the Advisor or its Valuation Committee, the Sub-Advisor hereby agrees to provide additional reasonable assistance to the Advisor, or its Valuation Committee, and the Trust’s pricing agents so that the Trust can value Sub-Advisor Assets held in the portfolio. Such assistance may include assistance with the Trust’s fair value pricing of portfolio securities, as requested by the Advisor. The Advisor acknowledges and agrees that the Sub-Advisor is not the pricing agent for the Fund and does not have responsibility for determining the market value of any asset in the Fund. The Sub-Advisor agrees that it will act, at all times, in accordance with the Sub-Advisor’s Pricing Policy and will provide such certifications or sub-certifications relating to valuation and liquidity as reasonably may be requested, from time to time, by the Advisor or the Trust. The parties acknowledge that the Sub-Advisor and the custodian or recordkeeping agent of the Trust may use different pricing vendors, which may result in valuation discrepancies with respect to (i) the Sub-Advisor Assets and (ii) assets (which may be the same as assets held as part of the Sub-Advisor Assets) managed by the Sub-Advisor but held for accounts other than the Trust.

The Sub-Advisor also will provide, upon reasonable request, such information as may be required for a Fund or the Advisor to comply with its respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l) Custody Arrangements. The Sub-Advisor shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(m) Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n) Regulatory Examinations. The Sub-Advisor will reasonably cooperate with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(o) Class Actions. The Sub-Advisor will not file class action claim forms or otherwise exercise any rights the Fund may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund, unless the Sub-Advisor and the Advisor mutually agree in writing that the Sub-Advisor takes any such actions. Notwithstanding this, to the extent there is any such class action or other litigation against or involving any issue of securities held in the Sub-Advisor Assets, the Sub-Advisor agrees to provide any information reasonably requested by the Advisor.

(p) Securities Lending. The Sub-Advisor shall not engage in securities lending transactions on behalf of the Fund. If the custodian or Advisor enters into securities lending transactions on behalf of the Fund, the custodian or Advisor shall be responsible for ensuring that the securities or other assets in the Fund are available for sale at all times. The Sub-Advisor shall not be liable for any losses resulting from the sale by the Sub-Advisor of a security that is not available in the Fund for settlement as a result of such securities lending transactions, any losses relating to securities lending activities of the Fund, any inability to liquidate securities or vote securities on loan, or investing cash balances if the Fund engages in securities lending.

(q) Limitation of Sub-Advisor’s Service. Notwithstanding any other provision of this Agreement to the contrary, Sub-Advisor shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Fund or its investments or strategies, or preparing and filing materials for distribution to the Fund’s shareholders, including statistical information about the Fund and materials regarding the Fund’s performance or investments; (b) provision of legal, accounting or tax advice with respect to the Fund or its investments by the Sub-Advisor’s in-house legal, accounting or tax departments; (c) providing employees of the Sub-Advisor to serve as officers of the Fund; or (d) providing the Fund’s Chief Compliance Officer and associated staff or overseeing the Fund’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, except to the extent that such oversight responsibilities are required to be performed by the Sub-Advisor under its compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act.

(r) Use of Advisor Affiliates and Back Office Services. The Sub-Advisor may delegate certain administrative duties to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, Sub-Advisor may delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates. In all cases, the Sub-Advisor shall remain liable as if such services were performed by the Sub-Advisor. No additional fees shall be imposed for such services, except as otherwise agreed.

(s) Liquidity Risk Management. To the extent that the Trust requests the Sub-Advisor’s assistance with compliance with the Trust’s obligations under SEC Rule 22e-4, the Trust hereby consents to the Sub-Advisor’s sharing of Fund holdings data and other information with State Street Investment Manager Solutions, LLC or any other third party vendor that the Sub-Advisor may engage for this purpose.

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6. Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed in accordance with Exhibit A.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination. Notwithstanding the foregoing, in the event services are terminated in the first three months, the Advisor shall be liable for the first three months’ fees.

7. Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a) The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b) The Sub-Advisor is a limited liability company, duly organized and validly existing under the laws of State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor.; and

(d) The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8. Representations and Warranties of the Advisor and the Trust. The Advisor represents and warrants to the Sub-Advisor as follows:

(a) The Advisor is registered as an investment adviser under the Advisers Act;

(b) The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d) The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement;

(e) The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally;

(f) Each Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act, as amended, and the Advisor will promptly notify the Sub-Advisor if the Fund ceases to be a QIB;

(g) Each Fund is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Advisor will promptly notify the Sub-Advisor if the Fund ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7;

(h) Neither the Advisor, the Trust, nor the Fund is a “federal entity” as defined in Appendix 1 to Part 45 of the CFTC’s regulations (17 CFR Part 45, Appendix 1), and the Advisor will promptly notify the Sub-Advisor if this representation is no longer accurate;

(i) The Advisor has given the Sub-Advisor a copy of relevant sections of the underlying trust agreement and all amendments thereto and agrees with the Sub-Advisor that it shall promptly furnish the Sub-Advisor with copies of any relevant amendments to such trust agreement upon their effectiveness;

(j) The assets in the Fund are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Advisor or the Trust which may prevent the Sub-Advisor from giving a first priority lien or charge on the Sub-Advisor assets solely in connection with the Sub-Advisor’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus and the Investment Guidelines;

(k) The Advisor has established “know your customer” policies and procedures that comply with all applicable regulations and which are reasonably designed to detect and prevent each of their client from using the Sub-Advisor’s services for illegal purposes, including to launder money or finance terrorist activities. To the best of Advisor’s knowledge, the Fund does not contain funds derived from unlawful activity and/or violates U.S. anti-money laundering laws;

(l) None of the beneficial owners of the assets in the Fund are a “government entity” within the meaning of Rule 206(4)-5 under the Advisers Act, and the Advisor will promptly notify the Sub-Advisor if any government entity assets are contributed to the Fund; and

(m) The Advisor shall deliver the Sub-Advisor’s Form ADV, Part 2, to the Trust in accordance with the initial and annual delivery schedule to which the Sub-Advisor is subject under applicable law. The Advisor shall maintain records of the delivery of the Sub-Advisor’s Form ADV, Part 2, to the Trust and provide that record to the Sub-Advisor upon request. The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV prior to the execution of this Agreement, which was provided by the Sub-Advisor.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Standard of Care, Liability and Indemnification.

(a) Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

The Sub-Advisor shall not be deemed to have breached this Agreement or the Investment Guidelines in connection with fluctuations arising from market movements and other events outside the control of the Sub-Advisor.

The Sub-Advisor is expressly authorized to rely upon any and all instructions, approvals, and notices given on behalf of the Trust by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in an authorized signatory list, as provided by the Advisor. The Advisor shall provide a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust. The Advisor may amend the authorized signatory list from time to time by written notice to the Sub-Advisor. The Sub-Advisor shall continue to rely upon these instructions until notified by the Advisor to the contrary.

(b) Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Fund Indemnified Persons”) for any liability and reasonable expenses, including reasonable attorneys’ fees, which a Fund Indemnified Person sustains as a result of the Sub-Advisor’s material breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Fund Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Advisor’s material breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Sub-Advisor Indemnified Person sustains as a result of the Advisor’s material breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Sub-Advisor’s material breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

11. Duration and Termination.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. This Agreement may be terminated as to any Fund at any time without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than ninety (90) days written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall terminate automatically in the event of its assignment, as defined by the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that results in an assignment of the Agreement, or the Sub-Advisor resigns, both of which would act to terminate this Agreement, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an information statement, as required by the exemptive order issued by the SEC to the Trust and the Advisor with respect to the appointment of sub-advisors absent shareholder approval.

This Agreement shall extend to and bind the executors, administrators and successors of the parties hereto.

12. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of the majority of a Fund's outstanding securities, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in accordance with the requirements of the 1940 Act and the rules and regulations thereunder or in accordance with such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Exhibit A hereto may be amended at any time to add additional Funds as agreed by the Advisor and the Sub-Advisor and approved by the Trust’s Board of Trustees.

13. Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities (including self-regulatory agencies) having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, including the custodian, and such persons as the

Advisor may designate in connection with the Sub-Advisor Assets. The Sub-Advisor may disclose Confidential Information to its associates, to any of its delegates and other agents under the Agreement, to any market counterparty or any broker (in accordance with market practice) in relation to transactions undertaken for the Fund, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement. The Sub-Advisor shall not be liable for act or omission of such custodian bank. Subject to Investment Guidelines, the Sub-Advisor and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. The Advisor may disclose information relating to its fee arrangement with the Sub-Advisor, Sub-Advisor performance information, and similar information, to investors in the Funds, clients and prospective clients. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14. Use of Advisor and Sub-Advisor’s Name. During the term of this Agreement, the Sub-Advisor grants to the Advisor a non-exclusive, non-transferrable and non-assignable license to use the name of the Sub-Advisor and shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way. The Sub-Advisor may mention the Advisor’s, Trust’s, or Fund’s name in a list of its clients.

It is understood that the name “Pacific Investment Management Company LLC” and “PIMCO” and any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. The Adviser, Trust and/or Fund may use the PIMCO Marks in the offering materials of the Fund with the prior written approval of Sub-Advisor, which approval shall not be unreasonably withheld or delayed for so long as the Sub-Advisor is the Sub-Advisor to the Fund and/ or Sub-Advisor Assets. The permission to use the PIMCO Marks is non-exclusive, non-transferable, non-sublicensable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Adviser, Trust and/or Fund will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. The Adviser, Trust and/or Fund shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, the Adviser, Trust, and Fund shall immediately cease to use such name (or derivative or logo), except as may be required by law or regulation

15. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party. The Advisor consents to the delivery of any such notice, advice, fund statements, reports and other communications (collectively, “Fund Communications”) via electronic mail and/or other electronic means acceptable to the Advisor, in lieu of sending such Fund Communications as hard copies via fax, mail or other means. It shall also be deemed sufficient if electronically mailed by the party giving notice to the other party at the last known email address, provided that delivery thereof is subsequently verified by the party giving notice through telephone, read receipt, or a reply thereto.

(a)       If to the Advisor:

Mercer Investments LLC

99 High Street

Boston, MA 02110

Attention: Global Chief Investments Counsel

Email: colin.dean@mercer.com

(b)       If to the Sub-Advisor:

Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Fax: 949-720-6403
Attention: General Counsel
E-mail: IMAnotices@pimco.com
cc: Lucas Fritz
E-mail: Lucas.Fritz@pimco.com

16. Third-Party Beneficiaries. The parties hereto acknowledge and agree that the Trust and the Fund are third-party beneficiaries as to the covenants, obligations, representations, and warranties undertaken by the Sub-Advisor under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Trust and the Fund(s) are entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Agreement does not, and is not intended to, create any other third-party beneficiary, or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the Trust, the Fund(s), and the parties and their respective successors and permitted assigns, including without limitation, a record owner or beneficial owner of shares of the Trust or the Fund.

17. Governing Law and Forum Selection. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act, the rules and regulations thereunder, or such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Any legal suit, action or proceeding related to, arising out of, or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the New York Supreme Court (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court, and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the New York Supreme Court, application shall be submitted to the Commercial Division.

18. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

21. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

ADVISOR

MERCER INVESTMENTS LLC

By:	/s/ Erin Lefkowitz

Name:	Erin Lefkowitz
Title:	Vice President

SUB-ADVISOR

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Richard Colasuonno

Name:	Richard Colasuonno
Title:	Managing Director